EXHIBIT 1 - FINANCIAL STATEMENTS













                    INDEX TO FINANCIAL STATEMENTS


                                                             PAGE

ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS                2

BALANCE SHEETS                                               3 - 4

STATEMENT OF OPERATIONS                                      5 - 6

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                   7

STATEMENT OF CASH FLOWS                                      8 - 9

NOTES TO FINANCIAL STATEMENTS                               10 - 20

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Electronic Systems
 Technology, Inc.
415 N. Quay, Suite 4
Kennewick, WA  99336

We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                     ROBERT MOE & ASSOCIATES, P.S.

Spokane, Washington
February 6, 1997

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                           BALANCE SHEETS
                      December 31, 1996 and 1995

ASSETS
                                                1996         1995
                                            ---------    ----------
CURRENT ASSETS
  Cash                                     $    5,717    $   15,765
  Money market investment                     482,892       444,335
  Certificate of Deposit                      724,573       504,626
  Commercial paper                            200,000       300,000
  Marketable securities                                     121,117
  Accounts receivable, net of allowance
   for uncollectibles of $1,284-1996
   and $1,284-1995                             38,311       157,920
  Inventory                                   401,305       297,037
  Accrued interest                              2,707         3,745
  Prepaid insurance                             3,101         3,034
  Prepaid expenses                              6,930         1,100
  Prepaid Federal income taxes                 26,355
  Deferred tax asset                              411         5,287
  Current portion of note receivable                          3,449
                                            ---------     ---------
     Total current assets                   1,892,302     1,857,415
                                            ---------     ---------

PROPERTY & EQUIPMENT
  Leasehold improvements                       13,544        13,544
  Laboratory equipment                        276,421       254,931
  Furniture & fixtures                         15,017        15,017
  Dies & molds                                 21,612        17,255
                                            ---------     ---------
	                                             326,594       300,747
  Less accumulated depreciation               185,384       155,504
                                            ---------     ---------
                                              141,210       145,243
                                            ---------     ---------
OTHER ASSETS
  Patent costs, net of amortization
   of $1,344-1996 and $1,236-1995               1,042         1,150
  Deposits                                        340           340
  Capitalized software cost of
  $64,062-1996 net amortization of $56,247;
  $61,143-1995 net amortization of
  $54,519                                       7,815         6,624
                                            ---------     ---------
 	                                              9,197	        8,114
                                            ---------     ---------
TOTAL ASSETS                               $2,042,709    $2,010,772
                                            =========     =========


                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                           BALANCE SHEETS
                      December 31, 1996 and 1995

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  1996          1995
                                              ---------     ---------
CURRENT LIABILITIES
  Accounts payable                           $   15,035    $   56,493
  Accrued payroll                                 1,288         5,199
  Accrued payroll taxes                           1,816         1,113
  Accrued excise taxes payable                      418           410
  Accrued vacation pay                           12,218        11,712
  Federal income taxes payable                                 58,665
                                              ---------     ---------
    Total current liabilities                    30,775       133,592
                                              ---------     ---------
DEFERRED TAX LIABILITY
                                              ---------     ---------
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value,
   50,000,000 shares authorized,
   4,953,667-1996 and 5,006,667-1995
   shares issued and outstanding                  4,954         5,007
  Additional paid-in capital                    894,129       918,057
  Retained earnings                           1,112,851       954,116
                                              ---------     ---------
 	                                            2,011,934     1,877,180
                                              ---------     ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $2,042,709    $2,010,772
                                              =========     =========



















    The accompanying notes are an integral part of this statement

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                          STATEMENT OF OPERATIONS
            for the years ended December 31, 1996, 1995 and 1994

                                                      1996         1995         1994
                                                   ----------   ----------   ---------
SALES                                              $1,190,304   $1,535,071  $1,197,720
                                                   ----------   ----------   ---------
COST OF SALES
  Beginning inventory                                 297,037      423,932     386,201
  Purchases and allocated costs                       595,119      475,691     503,111
 	                                                 ----------   ----------   ---------
                                                      892,156      899,623     889,312
  Ending inventory                                    401,305      297,037     423,932
	                                                  ----------   ----------    ---------
                                                      490,851      602,586     465,380
                                                   ----------   ----------   ---------
GROSS PROFIT                                          699,453      932,485     732,340
                                                   ----------   ----------   ---------
OPERATING EXPENSES
  Advertising                                          54,969       50,619      35,848
  Amortization                                          1,837        1,837         397
  Bad Debts                                                         54,474
  Commissions-sales                                    22,972       31,974      17,925
  Dues & Subscriptions                                  5,407        7,700       6,009
  Depreciation                                         30,303       25,379      21,160
  Insurance                                             6,528        6,911       5,176
  Materials & supplies                                 26,060       12,383       9,601
  Office & administration                              18,517       16,628      14,427
  Printing                                             10,203       13,104       6,750
  Professional services                                77,795       46,113      61,338
  Rent & utilities                                     26,001       25,895      25,733
  Repair & maintenance                                 13,080        6,992       4,863
  Salaries                                            413,920      391,826     381,243
  Taxes                                                73,412       74,333      80,594
  Telephone                                            11,639       11,159      10,571
  Trade shows                                          17,682        8,688      10,017
  Travel expenses                                      54,837       53,778      52,164
                                                   ----------   ----------   ---------
                                                      865,162      839,793     743,816
  Expenses allocated to cost of sales                (257,035)    (280,650)   (255,710)
                                                   ----------   ----------   ---------
                                                      608,127      559,143     488,106
                                                   ----------   ----------   ---------
OPERATING INCOME                                       91,326      373,342     244,234
                                                   ----------   ----------   ---------






    The accompanying notes are an integral part of this statement.
                                   -5-

                   ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                       STATEMENT OF OPERATIONS
         for the years ended December 31, 1996, 1995 and 1994
                             (continued)

                                                       1996         1995         1994
                                                    ---------    ---------   ---------
OTHER INCOME
 Interest income                                       62,206       58,359      27,750
 Site support reimbursement-net of allocated costs     16,192       24,259      19,667
 Loss on disposition of assets                           (238)      (1,870)       (812)
 Realized loss on marketable securities
        due to impairment                                          (49,953)
 Realized loss on marketable securities                (3,522)
 Uncollectible accounts recovered                      57,204
 Recovery from marketable securities litigation        11,288
                                                   ----------   ----------   ---------
                                                      143,130       30,795      46,605
                                                   ----------   ----------   ---------
INCOME BEFORE PROVISION FOR FEDERAL INCOME TAXES      234,456      404,137     290,839

PROVISION FOR FEDERAL INCOME TAXES                     75,721      136,428     104,899
                                                   ----------   ----------   ---------
NET INCOME                                         $  158,735   $  267,709  $  185,940
                                                   ==========   ==========   =========
EARNINGS PER SHARE                                 $      .03   $      .05  $      .04
                                                   ==========   ==========   =========

























       	The accompanying notes are an integral part of this statement
                                      	-6-

                                   ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                               STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                             for December 31, 1993 through December 31, 1996

                                                       Additional    Loss on
                                       Common Stock      Paid-In    Marketable    Retained
                                     Shares     Amount   Capital    Securities    Earnings      TOTAL
                                    ---------  -------  ---------   ----------    ---------   ---------
Balance at
  December 31, 1993                 4,956,667  $ 4,957   $901,607    	            $ 497,180   $1,403,744

Stock options
  Exercised
  June 2, 1994 at $.33                 50,000       50     16,450	                                16,500

Unrealized loss in
  marketable securities                                             $ (50,626)                   (50,626)

Cumulative effect of change in
  accounting principle; unrealized
   loss in marketable securities;
   net of income tax effect                                            (3,287)      3,287

NET INCOME
  December 31, 1994                                                               185,940        185,940
                                    ---------  -------  ---------   ----------   ---------     ---------
                                    5,006,667    5,007    918,057     (53,913)    686,407      1,555,558
Unrealized holding loss
  reclassified to realized
   loss due to impairment                                              53,913                     53,913

NET INCOME
  December 31, 1995                                                               267,709        267,709
                                    ---------  -------  ---------   ----------   ---------     ---------
                                    5,006,667    5,007    918,057           0     954,116      1,877,180

REPURCHASE OF COMMON STOCK:
  May 17, 1996                         (7,000)      (7)    (3,143)                                (3,150)
  June 26, 1996                       (13,000)     (13)    (6,658)                                (6,671)
  July 8, 1996                         (3,000)      (3)    (1,527)                                (1,530)
  Sept 3, 1996                        (30,000)     (30)   (12,600)                               (12,630)

NET INCOME
  December 31, 1996                                                               158,735        158,735
                                    ---------  -------   --------   ----------   ---------     ---------
                                    4,953,667  $ 4,954  $ 894,129   $       0   $1,112,851    $2,011,934
                                    =========  =======   ========   ==========   =========     =========




     	The accompanying notes are an integral part of the financial statements

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                          STATEMENT OF CASH FLOWS
            for the years ended December 31, 1996, 1995 and 1994

                                                     1996         1995       1994
                                                  ----------  ----------  ---------
CASH FLOWS PROVIDED (USED) IN
        OPERATING ACTIVITIES:
   Net income                                     $  158,735  $  267,709  $ 185,940
    Noncash expenses included in income:
      Depreciation                                    30,303      25,379     21,160
      Amortization                                     1,836       1,837        397
      Deferred income taxes                            4,876     (17,035)    11,370
      Loss on disposition of assets                      238       1,870        812
      Realized loss/impaired securities                3,522      49,953
Decrease (increase) in Current Assets:
   	  Accounts receivable, net                       119,609       6,391    114,907
      Inventory                                     (104,268)    126,895    (37,731)
      Other current assets                           (31,214)     13,587    (18,712)
Increase (decrease) in Current Liabilities:
    Accounts payable, accrued expenses
     and other current liabilities                   (44,152)     41,730    (27,750)
    Federal Income Taxes Payable                     (58,665)     59,863    (75,450)
                                                   ---------   ---------   --------
 Net Cash Provided By Operating Activities            80,820     578,179    174,943
					                                              ---------   ---------   --------
CASH FLOWS PROVIDED (USED) IN
        INVESTING ACTIVITIES:
    Deposit                                                          497       (497)
    Capitalized software                             (2,919)
    Proceeds received from sale of fixed assets                                 100
    Additions to property & equipment               (26,508)     (68,373)   (30,533)
    Certificates of deposit-over 3 months           102,000     (102,000)
    Institutional Governmental Income Fund          (17,344)     (11,134)
    Proceeds from sale of marketable securities     117,595
	                                                  ---------   ---------   ---------
 Net Cash Used In Investing Activities               190,168    (187,220)   (42,064)
                                                   ---------   ---------   ---------
CASH FLOWS PROVIDED (USED) IN
        FINANCING ACTIVITIES:
    Repurchase common stock                          (23,981)
    Proceeds from issuance of common stock                                   16,500
    Proceeds from note receivable                      3,449       1,800      2,139
                                                   ---------   ---------   --------
 Net Cash Provided By Financing Activities           (20,532)      1,800     18,639
                                                   ---------   ---------   --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                   250,456     392,759    151,518

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   1,162,726     769,967    618,449
                                                   ---------   ---------   --------
CASH AND CASH EQUIVALENTS AT ENDING OF PERIOD     $1,413,182  $1,162,726 $  769,967
                                                   =========   =========   ========

   The accompanying notes are an integral part of the financial statements

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                          STATEMENT OF CASH FLOWS
          for the years ended December 31, 1996, 1995, and 1994

                                              1996         1995       1994
                                           ----------   ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOWS INFORMATION:
    Cash paid during the year for:
    Interest
    Income taxes                          $  155,865   $   77,129 $  185,450
                                           =========    =========  =========
  Cash and Cash equivalents:
    Cash                                  $    5,717   $   15,765 $   66,032
    Money Market                             482,892      444,335    400,935
    Certificates of deposit
     (maturity =3 months or less)            724,573      402,626    203,000
    Commercial paper
     (maturity =3 months or less)            200,000      300,000
    Bankers acceptance                                               100,000
                                           ---------    ---------  ---------
                                          $1,413,182   $1,162,726 $  769,967
                                           =========    =========  =========





























  The accompanying notes are an integral part of these financial statements

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS


 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BUSINESS ORGANIZATION: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

      ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE RECOGNITION: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

      ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS: The Company uses the reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 1996 and $1,284 as of December 31, 1995.

      INVENTORY: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

                                  1996         1995          1994
                                --------     ---------     --------
          Parts                $ 260,397     $ 198,487    $ 245,569
          Work in progress        68,555                     30,553
          Finished goods          72,353        98,550      147,810
                                --------     ---------     --------
                               $ 401,305     $ 297,037    $ 423,932
                                ========     =========     ========

      PROPERTY AND EQUIPMENT: Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and a half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS


  1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      PATENT COSTS: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

      FEDERAL INCOME TAXES: Effective as of January 1, 1992 the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Corporation and past and current tax returns. The change had no effect on prior years results.

      RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 1996, 1995, and 1994 were $135,468, $85,265, and $102,918, respectively.

      EARNINGS (LOSS) PER COMMON SHARE: Primary earnings (loss) per common share are based on the weighted average number of shares outstanding during the period after consideration of the diluted effect of stock options and restricted stock awards. The primary weighted average number of common shares outstanding was 5,508,667, 5,433,174, and 5,360,982, for the years ended December 31, 1996, 1995, and 1994 respectively. Also, fully diluted earnings per common share assume conversion of dilutive securities when the result is dilutive.

      CAPITALIZED SOFTWARE COSTS: In August, 1985, the Statements of Financial Accounting Standards No. 86 was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all such costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS



  1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  	   Amortization of capitalized software costs charged to expenses for periods presented is as follows:

                1986                    $3,234
                1987                     4,865
                1988                     9,080
                1989                    10,501
                1990                     9,527
  	             1991                     7,358
                1992                     6,219
                1993                     1,719
                1994                       288
                1995                     1,728
                1996                     1,728

      CASH AND CASH EQUIVALENTS: Cash and cash equivalents generally consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

      ADVERTISING COSTS: Costs incurred for producing and communicating advertising are expensed when incurred.

  2 - FEDERAL INCOME TAXES

      Effective as of January 1, 1992 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                     NOTES TO FINANCIAL STATEMENTS

2 - FEDERAL INCOME TAXES (continued)

  	 The provision for Federal Income Taxes consisted of:

                                              1996      1995      1994
                                            --------  --------   -------
         Currently payable                  $ 70,845  $152,265  $ 93,529
         Deferred                             (4,876)  (15,837)   11,370
                                            --------  --------   -------
         Provision for Federal Income
            Taxes                           $ 75,721  $136,428  $104,899
                                            ========  ========   =======

     The components of the net deferred tax (asset) liability at December 31, were as follows:
                                              1996      1995      1994
                                            --------  --------   -------
         Depreciation                       $ 18,523  $ 16,116   $12,899
         Accrued vacation payable             (4,154)   (3,982)  (1,949)
         Allowance for uncollectible
           accounts receivable                  (437)     (437)  (2,093)
         Realized loss due to impairment
           of marketable securities                    (16,984)
         Unused capital loss carryforward    (14,343)
                                            --------  --------   -------
                                            $   (411) $ (5,287)  $ 8,857
                                            ========  ========   =======

     The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:
                                              1996      1995      1994
                                            --------  --------   -------
         Amount computed using the
            statutory rates                 $ 70,845  $152,265  $ 93,529
         Increase (reduction):
           Deferred tax (asset) liability      4,876   (15,837)   11,370
                                            --------  --------   -------
         Provision for Federal Income
               Taxes                        $ 75,721  $136,428  $104,899
                                            ======== =========   =======

  3 - PUBLIC OFFERING OF COMMON STOCK

      The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

  4 - COMPENSATED ABSENCES

      FASB Statement No. 43 requires employers to accrue a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $12,218 and $11,712 have been accrued as of December 31, 1996 and 1995, respectively.

                   ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                      NOTES TO FINANCIAL STATEMENTS

  5 - LEASES

      The Company has no obligation under capital lease arrangements.

      The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December, 1996. The Company leases the facility from the Port of Kennewick, who with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $24,096.00 per year, payable monthly in advance at the rate of $2,008.00 per month. A leasehold tax of $257.83 per month is due in addition to the $2,008.00 monthly rent. For the second and any following years of the renewed term, the parties agree that any rental amount be increased by the Consumer Price Index- Pacific Cities and U.S. City Average-All Items Indexes using the U.S. City Average for the 12 month period preceding. The rental expense for 1996, 1995 and 1994 were as follows: 1996=$21,428; 1995=$21,428;
      1994=$21,428.

      The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five succeeding fiscal years:

         Year ending December 31,            Amount
        ------------------------             ------
                  1997                       27,258
                  1998                       28,076
                  1999                       26,442
                  2000                          -0-
                  2001                          -0-

  6 - FOREIGN SALES

      The Company's revenues fall into three major customer categories, Domestic, Export, and U.S. Government Sales. A percentage breakdown of E.S.T.'s major customer categories for the years of 1996 and 1995 are as follows:

                                       	  1996        	  1995
                                         ------         -------
 	       Domestic Sales                    61%             59%
         Export Sales                      17%             15%
         U.S. Government Sales             22%             26%

                   ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                       NOTES TO FINANCIAL STATEMENTS

  6 - FOREIGN SALES (continued)

      The geographic distribution of foreign sales for 1996 and 1995 is as follows:
	                                          1996       	  1995
                                          -----          -----
         Mexico                            25%             6%
         Venezuela                         16%   less than 1%
         Brazil                            15%            11%
         Croatia/Slovenia                  14%            30%
         Philippines                       14%            --
         South Korea                        4%            --
         Canada                             3%            37%
         Israel                             3%             4%
         Costa Rica                         2%             2%
         Equador                            2%            --
         Peru                               2%            --
         Taiwan                            --              5%
         Chile                             --              4%
         Singapore                         --    less than 1%
         Thailand/Indonesia                --    less than 1%

  7 - PROFIT SHARING AND SALARY DEFERRAL 401-K PLAN

      The Company sponsors a Profit Sharing Plan and Salary Deferral
    		401-K plan and trust. All employees over the age of 21 are eligible. The Company is not making contributions under the current plan agreement.

  8 - STOCK OPTIONS

      On December 10, 1993, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $.60 per share. Options may be exercised any time during the period from December 10, 1993 through December 9, 1996. Following is a summary of transactions:

                                                 Shares under Option
                                                 -------------------
         Outstanding, beginning of year                150,000
         Granted during year                                 0
         Canceled during year                         (150,000)
         Exercised during year                        --------
         Outstanding, end of year                            0
   		                                                 ========

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                     NOTES TO FINANCIAL STATEMENTS

  8 - STOCK OPTIONS (continued)

      On February 3, 1995, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $0.31 per share. Options may be exercised any time during the period from February 3, 1996 through February 2, 1998. Following is a summary of transactions:

                                                 Shares under Option
                                                 -------------------
         Outstanding, beginning of year                175,000
         Granted during year                                 0
         Canceled during year                                0
         Exercised during year                               0
                                                       -------
         Outstanding, end of year                      175,000
                                                       =======

     On February 9, 1996, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $.42 per share. Options may be exercised any time during the period from February 9, 1996 through February 9, 1999. Following is a summary of transactions:

                                        	 			Shares under Option
		                                           --------------------
         Outstanding, beginning of year                      0
         Granted during year                           200,000
         Canceled during year                                0
         Exercised during the year                           0
                                                      --------
         Outstanding, end of year                      200,000
                                                      ========

                                                 1996           1995
                                              -----------   ------------
         Option price range at end of year   $.31 to $.42   $.31 to $.60
         Option range for exercised shares         	None Exercised
         Weighted average fair value of
          options granted during the year        $.42           $.31

     The following table summarizes information about fixed-price stock options outstanding at December 31, 1996:

                                            Weighted
                       Number                Average       Weighted
       Range of     Exerciseable &          Remaining       Average
	      Exercise      Outstanding           Contractual     Exercise
	       Prices       at 12/31/96              Life           Price
      ----------    --------------         -----------    ----------
         $.31           175,000              2 years         $.31
         $.42           200,000              3 years         $.42

                   ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                     NOTES TO FINANCIAL STATEMENTS

  8 - STOCK OPTIONS (continued)

      After termination of employment, stock options may be exercised within 90 days. During the 12 months ended December 31, 1996 150,000 shares under option expired and no shares under option were exercised. At December 31, 1996 there are 375,000 shares reserved for future exercises.

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                              1996           1995
                                            -------         -------
      Net earnings-as reported             $158,735        $267,709
      Net earnings-pro forma                124,850         240,601
      Earnings per share-as reported            .03             .05
      Earnings per share- pro forma             .02             .04

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996; dividend yield equaled 0; expected volatility of 45.26%, risk-free interest rate of 5%; and expected lives of 3 years.

  9 - EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

      On December 11, 1992 the Board of Directors revised the Employee Profit Sharing bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company's "net profit before tax" reaches $100,000, the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.

         NET PROFIT                      COMPENSATION TO FUND
         ----------                      ---------------------
          $ 100,000                   $10,000 + 8% Of amount over
                                          $100,000 NET PROFIT

 10 - CONCENTRATIONS OF CREDIT RISK

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 1996 the Company had cash and cash equivalents with Seattle First National Bank with a combined balance of $772,126 which is $672,126

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

 10 - CONCENTRATIONS OF CREDIT RISK (continued)

      in excess of the F.D.I.C. insured amount. At December 31, 1996 the Company held commercial paper in the amount of $200,000 which was not F.D.I.C. insured. At December 31, 1996 the Company had cash deposits with Pioneer Bank with a balance of $106,567 which is $6,567 in excess of the F.D.I.C. insured amount. At December 31, 1996 the Company had cash deposits with U.S. Bank with a balance of $105,785 which is $5,785 in excess of the F.D.I.C. insured amount.

      Additionally, at December 31, 1996, the Company had cash deposits with Pacific One Bank with a combined balance of $112,221 which is $12,221 in excess of the F.D.I.C. insured amount. At December 31, 1996, the Company had cash deposits with Piper Jaffray with a balance of $115,766, which is not F.D.I.C. insured. The Company held an investment in marketable securities in the Piper Jaffray Institutional Government Fund (the "Fund"). Write downs in the value of the Company's investment in this Fund totaling $49,953 in 1996 were realized due to the other than temporary decline in value of the investment, treatment for which is outlined in paragraph 16 of Statement of Financial Accounting Standard
      (SFAS) 115. During 1995, a total loss of $49,953 was recognized by the Company due to impairment of the value of the marketable securities held by the Company. As of March 31, 1996, the Company had liquidated its marketable securities investment.

      Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base.

 11 - RELATED PARTY TRANSACTIONS

      For the years ended December 31, 1996, 1995, and 1994 services in the amount of $52,199, $51,974, and $50,788, respectively, were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

      The Company purchases certain key components necessary for the production of its products from sole suppliers. The components provided by this supplier could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

      During fiscal year 1994, the Company contracted services with an engineering firm in the amount of $41,583. This firm is owned and operated by a Director of Electronic Systems
      Technology, Inc. For fiscal years 1996 and 1995, this firm did not provide any services to Electronic Systems Technology, Inc.

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                     NOTES TO FINANCIAL STATEMENTS

  12 - MARKETABLE SECURITIES

       The Company has adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 establishes generally accepted accounting principles for the financial accounting, measurement and disclosure principals for (1) investments in equity securities that have readily determinable fair market value and (2) all investments in debt securities. The change had no effect on prior year's results.
       All of the marketable securities held by the Company consisted of securities "available-for-sale", as defined by SFAS No. 115. The securities held determined in computing realized gain or loss is the specific identification method.
       During 1995, a total loss of $49,953 was recognized by the Company due to impairment of the value of the marketable securities held by the Company. As of March 31, 1996, the Company had liquidated its marketable securities investment.
     		The following information is as of December 31, 1996 and 1995:

                                                        1996      1995
                                                     --------  ---------
       Aggregate fair value of marketable
         securities                                 $     --    $121,117
       Gross unrealized holding gains                     --         --
       Gross unrealized holding losses                    --         --
       Gross unrealized loss due to impairment
         in marketable securities                         --      49,953
       Amortized cost basis                               --     171,070

       Changes in marketable securities for the period ended
       December 31, 1996 and 1995 are as follows:

       Cost                                          $ 171,070   $153,726
       Dividends and capital gains reinvested              --      17,344
       Sale of securities                            (117,595)        --
       Realized loss due to impairment
         in marketable securities                     (49,953)    (49,953)
       Realized loss on sale of securities             (3,522)        --
                                                     --------    --------
       Fair market value                            $       0    $121,117
                                                     ========    ========

       The Company was included in the class action suit settlement against the manager of the Company's marketable securities investments, Piper Jaffray. In February, 1996, the Company received the first payments pursuant to this settlement in the amount of $3,700 and as of September 30, 1996 has received settlement payments totalling $11,288, and expects to receive periodic settlement payments of similar amounts over the next three years.

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                     NOTES TO FINANCIAL STATEMENTS



 13 - CHANGE IN ACCOUNTING PRINCIPLE

      Effective January 1, 1994, the Company changed its method of accounting for Debt and Equity Securities to conform with requirements of the Financial Accounting Standards Board. This change was adopted by the Company as of January 1, 1994, but was not reported on subsequent filing with the Commission until the Form 10-Q for the quarter ending March 31, 1995. The effect of this change was to increase net income for 1994 by $3,287, which resulted in an amount of $0.0006 per share. The cumulative effect of the change of $3,287 is shown as a one-time credit to income for 1994.

 14 - STOCK REPURCHASE PLAN

      On March 26, 1996, the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock. Pursuant to the Plan, the Company could repurchase shares of its common stock in open market transactions through broker and dealers, up to the amount allocated by the Plan of $100,000. Repurchase transactions could continue through June 30, 1996. On June 6, 1996, the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock with terms and conditions identical to the Plan expiring June 30, 1996. The plan approved June 6, 1996 would be in effect from July 1, 1996 through September 30, 1996.
      At the conclusion of the established repurchase Plan on September 30, 1996, $23,981 of the funds allocated by the Plan had been expended by the Company to repurchase a total 53,000 shares. The transactions for shares repurchased under the Plan were completed by September 30, 1996. The subject shares were canceled from the Company's outstanding shares and were therefore removed from the Company's outstanding common shares.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                           SELECTED FINANCIAL DATA


For the five years
 ended December 31,    1996        1995         1994        1993         1992
                     ---------   ---------    ---------   ---------   ---------
Sales               $1,190,304  $1,535,071   $1,197,720	  $1,444,039  $1,232,217

Gross profit           699,453     932,485      732,340     846,292      725,406

Income (Loss)
 before provision
 for income taxes      234,456     404,137      290,839     438,192      323,555

Provision for
 income taxes           75,721     136,428      104,899     144,970       60,402

Net income (Loss)      158,735     267,709      185,940     293,222      263,153

Net income (Loss)
 per share                 .03         .05          .04         .06          .05

Weighted average
 number of shares
 outstanding         5,478,558   5,433,174    5,360,982   5,345,844    5,289,188

Total Assets         2,042,709   2,010,772    1,597,612   1,540,141    1,154,823

Long-term debt and
 capital lease
 obligations                 0           0            0           0            0

Stockholders'
 equity              2,011,934   1,877,180    1,555,558   1,403,744    1,110,522

Stockholders'
 equity per
 share                     .41         .37          .31         .28          .22

Working capital      1,861,527   1,723,823    1,449,848   1,297,738    1,025,431

Current Ratio           61.5:1      13.9:1       44.9:1      10.5:1       24.2:1

Equity to
 total assets              98%         93%          97%         91%          96%

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

          SCHEDULE I - MARKETABLE SECURITIES AND OTHER INVESTMENTS
                         December 31, 1996 and 1995

                                                               Amount
                                                              Carried
                               Units or              Market    in the
  Name and Issuer and         Principal             Value at  Balance
    Title of Issue              Amount     Cost     Dec. 31,  Sheet(1)
--------------------------    ---------   -------   --------  --------
1996 Piper Jaffray;
    Institutional Government
     Income Portfolio          $ 15,311  $171,069   $121,116  $121,116

1995	Piper Jaffray;
    Institutional Government
     Income Portfolio          $ 13,118  $153,726   $ 98,120  $ 98,120












(1) Included in the caption "Marketable Securities" in the balance sheet at December 31, 1996 and 1995.